Perdoceo Education Corporation 2026 Annual Incentive Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1.
Purpose. This document is adopted by Perdoceo Education Corporation (”Company”) and sets forth the terms and conditions for Participants who have been selected to participate in the Perdoceo Education Corporation 2026 Annual Incentive Plan.
1.2.
Payout. The Annual Incentive Awards earned pursuant to this Plan shall be paid no later than March 31, 2027.
1.3.
No Misconduct. If at any time prior to the date the Annual Incentive Award is paid by the Company or an Affiliate, a Participant is determined by the Administrator to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Participant.

ARTICLE 2 DEFINITIONS

The following words and phrases used throughout this document shall have the following meanings:

“Administrator” means a committee consisting of the Chief Financial Officer, the General Counsel and

the designated representative from the Human Resources department (or their respective designees), and/or any other executive officer as determined by the Committee.

“Affiliate” means any corporation, campus, or other entity that, directly or indirectly through one or more intermediaries, is owned by the Company.

“AIP Adjusted Operating Income (‘AIP AOI’)” means the consolidated operating income of the total Company (and its Affiliates) for the year ended December 31, 2026, determined before (a) depreciation, amortization and asset impairments, and (b) legal fee expense associated with: (i) acquisition efforts; and (ii) claims made against the Company in (x) United States of America, ex rel. Fiorisce LLC v. Perdoceo Education Corporation and Colorado Technical University, Inc. and (y) United States of America, ex rel. Aidan K. Peters v. Perdoceo Education Corporation, Colorado Technical University, Inc. and CEC Employee Group, LLC ; in each case to the extent such legal fee expenses in any fiscal year exceed those contemplated in the board-approved budget. The amount for each of these items shall be as reported on the consolidated statement of income (loss) and comprehensive income (loss) within, or as otherwise reported within, the Company’s Form 10-K for the year ending December 31, 2026 (which is prepared in accordance with the generally accepted accounting principles in the U.S. and filed with the U.S. Securities and Exchange Commission); provided, however, that if the information reported in such Form 10-K is not sufficiently specific to provide data for a specific amount, then the data will be obtained from the Company’s Finance Department and will be based on the underlying accounting records upon which information in the Form 10-K is based. In addition, AIP AOI shall be: (i) determined assuming that the AOI Performance Factor and Individual Goals Performance Factor are both 100% for all Participants eligible to receive a payment pursuant to this Plan (i.e., assuming target payments); and (ii) subject to such adjustment, if any, as may be made by the Committee.

“Annual Incentive Award” means an annual performance bonus determined under this Plan.

“AOI Performance Factor” means a percentage (expressed to the second decimal place) determined pursuant to the table set forth in the applicable memorandum from the Company setting forth the criteria for a Participant’s Award. The AOI Performance Factor may not be more than 200%.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

“Committee” means the Compensation Committee of the Board of Directors of the Company. The Committee will act by a majority of its members.

“Covered Management Position” means a position within the Company which the Company has determined to be covered under 34 C.F.R. Section 668.14(b)(22)(iii)(C).

“Eligible Earned Wages” means compensation for services performed in an incentive-eligible position (as determined pursuant to Article 3) that is eligible for inclusion when determining a Participant’s Annual Incentive Award. Eligible Earned Wages are based on an eligible employee’s annual base salary as of July 1, 2026.

“Individual Goals Performance Factor” means, with respect to each Participant, the Participant’s overall performance rating (expressed as a percentage and as determined by the Participant’s manager) based on the individual performance goals and competency rating, and weighting of such factors, established by the Participant’s manager or department head, as applicable, and recorded in the Company’s performance management system for the Performance Period. The Individual Goals Performance Factor may not be less than 0% nor more than 200%; provided, however, the Individual Goals Performance Factor may be below the AOI Performance Factor but may not exceed the AOI Performance Factor.

“Misconduct” means any one of the following acts, as determined by the Committee in its sole discretion, in which a Participant may engage prior to or during the Performance Period or any time thereafter, but prior to the date the Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Participant and the Company or an Affiliate; or (g) any conduct that causes the Participant to be ineligible for benefits pursuant to the applicable Company severance plan; provided, however, that in the event a Participant is party to an employment agreement with the Company or an Affiliate that contains a different definition of “Misconduct” or “cause” applicable to such Participant, the definition of “Misconduct” or “cause” contained in such employment agreement shall control to the extent provided therein.

“Participant” means an eligible employee who has been selected for participation in the Plan.

“Performance Period” means the calendar year ending December 31, 2026.

“Plan” means this 2026 Annual Incentive Plan.

“Target Incentive Percentage” means a Participant’s target Annual Incentive Award percentage of Eligible Earned Wages as of July 1, 2026.

“Targeted AIP AOI” means the targeted AIP AOI for the Performance Period as approved by the Committee, which shall be based on the Company’s 2026 operating plan approved by the Board of Directors of the Company.

ARTICLE 3 ELIGIBILITY

3.1.
General Eligibility Requirements. The Participants for the Performance Period consist of employees who are (a) not in a Covered Management Position; (b) not eligible to participate in any other annual incentive plan; and (c) classified by the Company as (i) Grade E55 or higher or (ii) Grade T09, T10 or T12. The Committee may designate additional Participants. Participants are separately notified of their eligibility to participate in the Plan. If an individual is in a Covered Management Position at any point during the Performance Period, then such individual will not be eligible for an award or payment under this Plan. The Committee’s eligibility determination shall be final and binding for all purposes.
3.2.
Employment Changes. To the extent an individual is newly hired by the Company or any of its Affiliates or first moves into an incentive-eligible position on or after July 1 of the Performance Period, such individual shall not be eligible to receive an Annual Incentive Award pursuant to this Plan. Subject to Section 1.3 hereof and unless otherwise determined by the Committee, a Participant must be employed by the Company or an Affiliate on the date the Annual Incentive Award is paid in order to be eligible to receive an Annual Incentive Award payment hereunder. Notwithstanding the foregoing, and subject to Section 1.3 hereof, if a Participant’s employment with the Company is terminated by the Company other than for Misconduct as part of a reduction in force on or after October 1, 2026 (a “Separated Participant”), then such Separated Participant shall remain eligible to receive an Annual Incentive Award payment pursuant to this Plan and such Separated Participant’s Eligible Earned Wages earned during the Performance Period prior to his or her termination shall continue to be Eligible Earned Wages for purposes of this Plan; provided that, unless otherwise determined by the Committee, such Separated Participant shall not be eligible for a payment hereunder to the extent such Separated Participant received a severance package in connection with such termination and such severance package contained a payment related to or otherwise based on annual bonus. Any Annual Incentive Award amount shall only be paid to such Separated Participant to the extent the Separated Participant has executed a release of claims against the Company and its Affiliates, which release must be in a form satisfactory to the Administrator, prior to the payment date for such Annual Incentive Award. In addition, if applicable law requires that any such release be subject to a revocation period in order to become fully effective, payment of the Annual Incentive Award to a Separated Participant shall only be required if, prior to the payment date for the Annual Incentive Award, the applicable revocation period for the release has lapsed without any such revocation occurring.

ARTICLE 4 AWARD AMOUNT

4.1.
Annual Incentive Award Weightings. The following table identifies the Annual Incentive Award element weightings based on the performance components and Participant classification. Participant classification will be determined by the Administrator and communicated to the Participant.

Participant Classification	Adjusted AOI	Individual Goals	Total
E61 and Above	80%	20%	100%
E58 - E60, T12	75%	25%	100%
E55 – E57, T09,T10	70%	30%	100%
4.2.
AOI Performance Component. In respect of the AOI performance component, each Participant will be eligible to receive a payment equal to the result of applying the following formula to such Participant:

A x B x C x D:

Where:

“A” equals such Participant’s Eligible Earned Wages;

“B” equals such Participant’s Target Incentive Percentage;

“C” equals the percentage set forth in the applicable box set forth in the “Adjusted AOI” column in the table in Section 4.1 hereof; and

“D” equals the applicable AOI Performance Factor.

4.3.
Individual Goals Performance Component. In respect of the individual goals performance component, each Participant will be eligible to receive a payment equal to the result of applying the following formula to such Participant:

A x B x Y x D x Z:

Where:

“A” equals such Participant’s Eligible Earned Wages;

“B” equals such Participant’s Target Incentive Percentage; “D” equals the applicable AOI Performance Factor;

“Y” equals the percentage set forth in the applicable box set forth in the “Individual Goals” column in the table in Section 4.1 hereof; and

“Z” equals the applicable Individual Goals Performance Factor.

Notwithstanding the foregoing, the product of D x Z may not be greater than 200%, and any payment pursuant to this Section 4.3 shall be adjusted accordingly to implement a 200% payout cap with respect to the individual goals performance component. For the avoidance of doubt, the Individual Goals Performance Factor may be below the AOI Performance Factor but may not exceed the AOI Performance Factor.

ARTICLE 5 MISCELLANEOUS

5.1.
Miscellaneous. The Committee may modify or terminate this Plan at any time and for any reason, effective at such date as the Committee may determine, without the approval of the Participants or stockholders of the Company. Without limiting the foregoing, the Committee reserves the right to adjust AIP AOI, the AOI Performance Factor, Targeted AIP AOI, the Target Incentive Percentage and the applicable individual goals, and to adjust, make or interpret any other determination or classification, for any or all Participants for any reason, including if, in the Committee’s sole discretion, any unforeseen or unplanned event results in a positive or negative impact on the performance of the Company (or its Affiliates) during the

Performance Period or its overall financial position or future business prospects. All such modifications, terminations, adjustments, determinations and interpretations relating to this Plan shall be binding on all Participants.
5.2.
Proration. If a Participant: (i) has been hired to an incentive-eligible position after the beginning of the Performance Period and prior to July 1; or (ii) moves into an incentive-eligible position prior to July 1, then a proration calculation will be applied to determine the amount due to such Participant pursuant to Article 4 hereof. Unless otherwise determined by the Administrator, such proration will be calculated based on a 260-day year consisting of 26 pay periods with each pay period containing ten days. The value of an Annual Incentive Award for a Participant under this Section 5.2 shall be calculated by multiplying the target annual incentive payment by the number of eligible days during the Performance Period and dividing by 260. Leave status, employment status or other interruptions in active employment status will also be incorporated into the proration calculation described herein.
5.3.
Compliance with Laws. This Plan was created to comply with the “incentive compensation” provisions of the Higher Education Act, 20 U.S.C.§ 1094(a)(20), and with the implementing regulations of the U.S. Department of Education (“ED”), located at 34 C.F.R.§ 668.14(b)(22). The Company is aware that the ED regulations changed, effective July 1, 2011, and this Plan has been created to comply with changed regulations that took effect July 1, 2011. All provisions of this Plan will be interpreted and applied so as to be consistent with that statute and those regulations. If at any time the Committee determines that any potential compensation action would, or in the Committee’s sole discretion might, violate that statute or those regulations, the Committee may in its sole discretion elect not to pay such compensation. If the statute or regulations change or if ED provides guidance that changes the Committee’s understanding of how the statute and regulations will be applied, the Committee will make appropriate changes to this Plan, or may terminate this Plan, in its sole discretion, with or without advance notice to the Participants. The Committee reserves the right to modify any element of this Plan, to decline to make any payments under this Plan, or to terminate this Plan in its entirety, at any time for any reason, in its sole discretion, with or without advance notice to the Participants.
5.4.
Authority of the Committee. Except as limited by law and subject to the provisions of the Plan, the Committee will have full power to: select eligible employees to participate in the Plan; determine the terms and conditions of all benefits payable under the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; and establish, amend or waive rules and regulations for the Plan’s administration. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan.
5.5.
Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all Participants and other interested persons, including but not limited their estates and beneficiaries.
5.6.
Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate of the Company (as defined in federal securities laws) to terminate any Participant’s employment or service at any time or confer upon any Participant any right to continue in the employ or service of the Company or any Affiliate.
5.7.
Compliance with Code Section 409A. All payments under the Plan are intended to be paid within the 2-1/2-month short-term deferral period set forth in Treasury Regulation 1.409A-1(b) and, therefore, all payments under the Plan shall be exempt from Code Section 409A of the Internal Revenue Code of 1986, as amended. The Plan shall be interpreted and administered in accordance with such intent at all times. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her separation from service, no amount that is subject to Code Section 409A and that becomes payable by reason of such separation from service shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death. A separation from service shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A.

5.8.
Tax Withholding. Subject to compliance with all applicable legal requirements, the Company shall be entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable under such Participant’s Annual Incentive Award under this Plan. The amount of such withholding or tax payment shall be determined by the Company and, in the Company’s sole discretion, such withholding obligation shall be satisfied by direct payment (including by payroll deduction) by the Participant to the Company in cash of the amount of any taxes required to be withheld with respect to such Annual Incentive Award.
5.9.
Successors and Assigns. All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.
5.10.
Construction. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.
5.11.
Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
5.12.
Requirements of Law. Annual Incentive Awards under the Plan will be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.
5.13.
Possible Reduction of Amounts due to Excise Tax. If any payment or right accruing to a Participant under this Plan (without the application of this Section 5.13), either alone or together with other payments or rights accruing to the Participant from the Company (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 5.13 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Code Section 4999 and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction only for Federal income taxes.
5.14.
Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan and all benefits shall be paid from the Company’s general assets.
5.15.
Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.
5.16.
Employment Agreement Supersedes Award Agreement. In the event a Participant is a party to an employment agreement with the Company or an Affiliate that provides for an annual incentive opportunity on terms more favorable to the Participant than the Participant’s Annual Incentive Award under this Plan, the employment agreement shall be controlling with respect to such Award and an employment agreement or modification to an employment agreement shall be deemed to modify the terms of any pre-existing Annual Incentive Award only if the terms of the employment agreement expressly so provide.
5.17.
Other Acknowledgments. Nothing in this Plan restricts or prohibits a Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing documents or other information to, reporting possible violations of law or regulation to, or from filing a claim or charge or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.
5.18.
Recoupment. Notwithstanding any provision in the Plan to the contrary, the Plan and all payments made hereunder shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

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